Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Consolidated Financial and Operating Information” and “Experts” in the Registration Statement (Form F-3) and related prospectus of America Móvil, S.A. de C.V. for the registration of U.S.$2,000,000,000 aggregate principal amount of debt securities utilizing a “Shelf’ registration process and to the incorporation by reference therein of our report dated February 23, 2004, except for Note 23, as to which the date is March 16, 2004, with respect to the consolidated financial statements of America Móvil, S.A. de C.V., included in its Annual Report on Form 20-F/A (Amendment No. 1) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Mancera, S.C.

A Member Practice of

Ernst & Young Global

C.P.C. Agustin Aguilar Laurents

Mexico City, Mexico

November 2, 2004